Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of March 30, 2009, is made by and between SciClone Pharmaceuticals, Inc., a Delaware corporation (“SciClone” or the “Company”), and the entities and natural persons listed on Schedule A hereto (collectively, the “Sigma-Tau Group”) (each of the Company and the Sigma-Tau Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, as per the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2008 by the Sigma-Tau Group under the Securities Exchange Act of 1934 (the “Exchange Act”), the Sigma-Tau Group may be deemed to beneficially own shares of common stock of SciClone (the “Common Stock”) totaling, in the aggregate, 9,853,261 shares, or approximately 21.3% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, SciClone and the Sigma-Tau Group have agreed that it is in their mutual interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

1.    Representations and Warranties of the Sigma-Tau Group. Each entity and natural person of the Sigma-Tau Group represents and warrants to SciClone that (a) this Agreement has been duly authorized, executed and delivered by such entity or natural person, and is a valid and binding obligation, enforceable severally against such entity or natural person, as the case may be, in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the relevant signatory entity of the Sigma-Tau Group as currently in effect; (c) as of the date of this Agreement, the Sigma-Tau Group may be deemed to beneficially own in the aggregate 9,853,261 shares of Common Stock; and (d) the New Appointees (as defined below) have advised the Sigma-Tau Group of their willingness to (1) serve as directors of SciClone if so elected and (2) provide any information about themselves as SciClone reasonably requests in order to comply with its obligations under the federal securities laws.

2.    Representations and Warranties of SciClone. SciClone hereby represents and warrants to the Sigma-Tau Group that (a) this Agreement has been duly authorized, executed and delivered by SciClone, and is a valid and binding obligation of SciClone, enforceable against SciClone in accordance with its terms, including enforceability in respect of any violation by its directors, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not (1) conflict with, result in a breach or violation of, constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, result in the loss of a material benefit or give any right of termination, amendment, acceleration or cancellation under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of SciClone or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, SciClone’s Amended and Restated Certificate of Incorporation (as amended July 16, 2003) (the “Restated Certificate”), SciClone’s Amended and Restated Bylaws (as amended December 17, 2007) (the “Bylaws”), or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which SciClone is a party or bound or to which its property or assets is subject or (2) trigger any “change of control” provisions in any agreement to which SciClone is a party; and (c) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit SciClone to perform its obligations under this Agreement, except for such as have been obtained.

3.    Directorships.

(a)    Prior to the time that SciClone mails its definitive proxy statement for its 2009 annual stockholder meeting (the “2009 Annual Meeting”), but in any event no later than March 31, 2009, SciClone’s board of directors (the “Board”) and all applicable committees of the Board shall take all necessary actions to (i) increase the size of the Board from seven (7) to ten (10) members and (ii) appoint Trevor Jones, Gregg Lapointe and Roberto Camerini (the “New Appointees”) to fill the vacancies on the Board created by increasing its size to ten (10) members.

(b)    SciClone agrees that the Board and all applicable committees of the Board will nominate no more than eight (8) members for election to SciClone’s Board at the 2009 Annual Meeting. SciClone further agrees that the Board and all applicable committees of the Board will take all actions necessary and appropriate to reduce the size of the Board to eight (8) members effective at the 2009 Annual Meeting.

(c)    SciClone agrees that the Board and all applicable committees of the Board will take all actions necessary and appropriate to:

(i)    nominate the New Appointees, or any replacement director appointed pursuant to Section 3(d) below, as applicable (the “Replacement Appointees,” and together with the remaining New Appointees, the “Sigma-Tau Directors”), for election to SciClone’s Board at the 2009 Annual Meeting (other than in the case of such person’s refusal to serve or if such person has committed an act that would be grounds for removal from the Board for cause, in which case the Sigma-Tau Group will have the right to designate and substitute another person or persons, subject to prompt reasonable evaluation and approval by the Nominating and Corporate Governance Committee of the Board or any successor committee (the “Nominating Committee”) in good faith, which approval shall not be unreasonably withheld, with terms expiring at SciClone’s 2010 annual stockholder meeting (the “2010 Annual Meeting”);

(ii)    in addition to the Sigma-Tau Directors, nominate the following current members of the Board for election to SciClone’s Board at the 2009 Annual Meeting (other than in the case of such person’s refusal or inability to serve or if such person has committed an act that would be grounds for removal from the Board for cause, in which case SciClone will have the right to designate and substitute another person or persons, subject to prompt reasonable evaluation and approval by the Sigma-Tau Group in good faith, which approval shall not be unreasonably withheld, with terms expiring at the 2010 Annual Meeting: Dean S. Woodman, Friedhelm Blobel, Jon S. Saxe, Ira D. Lawrence and Richard J. Hawkins (collectively, the “Incumbent Directors”);

(iii)    recommend, and reflect such recommendation in SciClone’s definitive proxy statement in connection with the 2009 Annual Meeting, that the stockholders of SciClone vote to elect the Sigma-Tau Directors as directors of SciClone at the 2009 Annual Meeting;

(iv)    solicit and use its reasonable best efforts to obtain proxies in favor of the election of the Sigma-Tau Directors at the 2009 Annual Meeting, in the same manner as for the Incumbent Directors;

(v)    ensure that the following Sigma-Tau Directors will be nominated to serve on the committees of the Board identified below (or any successor committees):

(1)	Compensation Committee: Trevor Jones

(2)	Nominating and Corporate Governance Committee: Trevor Jones

(3)	Business Development Committee: Gregg Lapointe

(4)	Scientific Review Committee, which will be created promptly following the execution of this Agreement: Roberto Camerini; and

(vi)    approve, in accordance with the Rights Agreement dated as of December 19, 2006 between SciClone and Mellon Investor Services LLC (the “Rights Agreement”), an increase in the number of shares of SciClone’s Common Stock beneficially owned by Sigma-Tau, together with all its Affiliates and Associates (each as defined in the Rights Agreement) to permit the Sigma-Tau Directors to receive the equity compensation awards customarily offered to all independent directors of SciClone.

(d)    SciClone agrees that, while any of the Sigma-Tau Directors remains in office, if a Sigma-Tau Director resigns or is otherwise unable to serve as a director or is removed for cause as a director, the Sigma-Tau Group will have the right to designate and substitute a person or persons for appointment to the Board as a replacement director, subject to evaluation and approval by the Nominating Committee in good faith. The Nominating Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by the Sigma-Tau Group and will make an acceptance determination no later than ten (10) days after receiving notice from the Sigma-Tau Group of its designation of a replacement director. In the event the Nominating Committee does not accept a replacement director recommended by the Sigma-Tau Group, the Nominating Committee must promptly notify the Sigma-Tau Group of the reasons for such failure to accept, and the Sigma-Tau Group will have the right to recommend additional replacement director(s) for consideration by the Nominating Committee. The Board will appoint such replacement director to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such replacement director.

(e)    Each of the Sigma-Tau Directors, upon election to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are generally applicable to the non-employee directors of SciClone.

(f)    SciClone agrees that it shall hold the 2009 Annual Meeting no later than June 15, 2009, and the 2010 Annual Meeting during the second week of June 2010, subject only to those reasonable delays, if any, which are necessitated by the selection by the Sigma-Tau Group of any Replacement Appointees.

(g)    Except as provided in Section 3(a) above, SciClone agrees that prior to the 2010 Annual Meeting, the Board and all applicable committees of the Board shall not (i) increase the size of the Board to more than eight (8) directors; (ii) increase the size of any committees of the Board; or (iii) take any other action to materially limit or restrict the rights of or time allotted to its stockholders to nominate persons for election to the Board (including but not limited to by amending the Restated Certificate or Bylaws).

(h)    Any current SciClone director who does not continue as a director following the 2009 Annual Meeting will not, without the prior consent of the Sigma-Tau Group, be invited to SciClone Board meetings or be compensated in any way for service as an advisory Board member or otherwise.

4.    Standstill Restrictions.

(a)    Subject to applicable law, including Section 13(d) and (g) of the Exchange Act, except as permitted pursuant to the terms of this Agreement, beginning on the date hereof and for a period ending December 31, 2009, the Sigma-Tau Group shall not, and shall cause its Affiliates and Associates (as defined below) under its control or direction not to, in any manner, directly or indirectly:

(i)    solicit (as such term is used in the proxy rules of the SEC) proxies or consents to vote any securities of SciClone, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote any shares of Common Stock with respect to any matter, or become a “participant” in any “contested solicitation” for the election of directors with respect to SciClone (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of all of SciClone’s nominees consistent with this Agreement;

(ii)    purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by SciClone;

(iii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a group comprised solely of the Sigma-Tau Group);

(iv)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Sigma-Tau Group;

(v)    discuss publicly the circumstances surrounding the negotiation and execution of this Agreement.

(b)    Subject to applicable law, except as permitted pursuant to the terms of this Agreement, and provided that SciClone and its Board fully comply with their respective obligations hereunder, beginning on the date hereof and for a period of one (1) year, the Sigma-Tau Group shall not, and shall cause its Affiliates and Associates (as defined below) under its control or direction not to, in any manner, directly or indirectly:

(i)    seek, alone or in concert with others, (1) to call a special meeting of SciClone stockholders, or (2) the removal of any member of the Board; or

(ii)    publicly disclose any request to amend, waive or terminate any provision of this Agreement.

(c)    Notwithstanding anything contained herein to the contrary, any member of the Sigma-Tau Group, and any Affiliate or Associate of any such member, shall be entitled to:

(i)    subject to Section 5, vote its shares in favor of the election of the Sigma-Tau Directors at the 2009 Annual Meeting and on any other proposal duly brought before the 2009 Annual Meeting, or otherwise vote as the Sigma-Tau Group determines in their sole discretion;

(ii)    disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor;

(iii)    announce its opposition to any Board approved proposals related to a merger, acquisition, disposition of all or substantially all of the assets of SciClone or other business combination involving SciClone;

(iv)    subject to Section 5, vote its shares of Common Stock in its discretion on any matter submitted to a vote of the stockholders of the Company;

(v)    propose a slate of nominees for election as directors and/or one or more proposal(s) for consideration or approval by stockholders at the 2010 Annual Meeting in order to comply with the advance notice provisions or other requirements of the Restated Certificate or the Bylaws;

(vi)    in the event a special meeting is called by a stockholder of SciClone with respect to the removal of directors, (A) vote all the shares of Common Stock held by the Sigma-Tau Group in favor of the Sigma-Tau Directors and (B) solicit proxies to vote against the removal of the Sigma-Tau Directors; and

(vii)    make any public announcement with respect to, and offer to effect, seek or propose (with or without conditions) a merger, acquisition, disposition or other business combination involving SciClone.

(d)    Notwithstanding anything contained herein to the contrary, the Sigma-Tau Directors shall be entitled to exercise their rights as members of the Board while serving as members of the Board.

(e)    As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

5.    Actions by the Sigma-Tau Group.

(a)    At the 2009 Annual Meeting, the Sigma-Tau Group shall vote all of the shares of Common Stock beneficially owned by it for (i) each of the Incumbent Directors and the Sigma-Tau Directors and (ii) the ratification of the appointment of SciClone’s independent auditors.

(b)    Upon execution of this Agreement by the Parties, the Sigma-Tau Group shall withdraw the formal notice and nomination delivered to SciClone on December 31, 2008 and attached as Exhibit 12 to the Schedule 13D filed with the SEC on January 2, 2009 by the Sigma-Tau Group, and shall not submit any additional proposals or nominations for election to the Board at the 2009 Annual Meeting.

6.    Termination. This Agreement shall terminate and the obligations of the Parties under this Agreement shall cease on the earlier of the following (the “Termination Date”):

(a)    the 2010 Annual Meeting;

(b)    at the option of SciClone, upon a material breach by the Sigma-Tau Group of any obligation hereunder which has not been cured within 14 days after the Sigma-Tau Group receives notice of such breach from SciClone;

(c)    at the option of the Sigma-Tau Group, upon a material breach by SciClone of any obligation hereunder which has not been cured within 14 days after SciClone receives notice of such breach from the Sigma-Tau Group;

(d)    at the option of the Sigma-Tau Group, in the event the Board approves a material deviation from SciClone’s anticipated research and development expenditure plans for 2009 and 2010 as previously provided in writing to the Sigma-Tau Group; or

(e)    at any time, upon the written consent of all of the Parties.

7.    Public Announcement.

(a)    SciClone shall promptly disclose the existence of this Agreement after its execution pursuant to a press release that is mutually acceptable to the Parties, including a description of the material terms of this Agreement. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the press release is issued.

(b)    The Sigma-Tau Group shall promptly prepare and file an amendment to its Schedule 13D (the “Schedule 13D Amendment”) with respect to SciClone filed with the SEC on December 16, 2008, as subsequently amended, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with both the press release described above in Section 7(a) and the terms of this Agreement. The Sigma-Tau Group shall provide SciClone with reasonable opportunity to review and comment on the Schedule 13D Amendment prior to the filing, and shall consider in good faith any changes proposed by SciClone.

(c)    SciClone shall promptly file a current report on Form 8-K (the “Form 8-K”) with the SEC, reporting the entry into this Agreement. The Form 8-K shall be consistent with both the press release described above in Section 7(a) and the terms of this Agreement. SciClone shall provide the Sigma-Tau Group with reasonable opportunity to review and comment on the Form 8-K prior to the filing, and shall consider in good faith any changes proposed by the Sigma-Tau Group.

8.    Remedies.

(a)    Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.

(b)    In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for, breach of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

9.    Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 9) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending. A copy of any such notice or other communication shall also be sent by electronic mail to the email addresses separately notified.

If to SciClone:

SciClone Pharmaceuticals, Inc.

950 Tower Lane

Foster City, CA 94404

Attention: Friedhelm Blobel

Telephone: (650) 358-3456

Facsimile: (650) 358-3469

with a copy (which shall not constitute notice to SciClone) to:

DLA Piper

2000 University Avenue

East Palo Alto, California 94303

Attention: Henry Lesser, Esq.

Telephone: (650) 833-2000

Facsimile: (650) 833-2001

If to the Sigma-Tau Group:

Sigma-Tau Finanziaria, S.p.A.

Corporate Legal Department

Via Sudafrica, 20

Rome, Italy 00144

Attention: Stefano Marino

    Fabio Amabile

Telephone: +39 06 91393971

Facsimile: +39 06 91393980

with a copy (which shall not constitute notice to the Sigma-Tau Group) to:

Negri-Clementi, Toffoletto, Montironi & Soci

via Agnello, 12

20121 Milano, Italy

Attention: Pietro Maria Tantalo

Telephone: +39 02 72551.1

Facsimile: +39 02 72551.501

Orrick, Herrington & Sutcliffe LLP

666 Fifth Avenue

New York, New York 10103

Attention: Howard L. Shecter, Esq.

Telephone: (212) 506-5155

Facsimile: (212) 506-5151

10.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

11.    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

14.    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties agree to negotiate in good faith to adapt any such invalid, illegal or unenforceable provision, its application and/or this Agreement to the extent necessary to render this Agreement valid and enforceable in a manner that most closely and practicably respects the original intent of the Parties.

15.    Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

16.    Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

17.    Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signature page(s) to follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SCICLONE PHARMACEUTICALS, INC.

By:	/s/ Friedhelm Blobel
Name:	Friedhelm Blobel
Title:	CEO and President

THE SIGMA-TAU GROUP:

SIGMA-TAU FINANZIARIA S.P.A.

By:	/s/ Ugo Di Francesco	/s/ Paolo Cavazza
Name:	Ugo Di Francesco	PAOLO CAVAZZA
Title:	Executive Vice President and CEO

DEFIANTE FARMACEUTICA S.A.

By:	/s/ Paulo Viegas	/s/ Claudio Cavazza
Name:	Paulo Viegas	CLAUDIO CAVAZZA
Title:	Director

APTAFIN S.P.A.

By:	/s/ Maurizio Terenzi
Name:	Maurizio Terenzi
Title:	Managing Director

CHAUMIERE-CONSULTADORIA E SERVICOS, SOCIEDADE UNIPESSOAL, LDA

By:	/s/ Joao Jose de Freitas Rodrigues
Name:	Joao Jose de Freitas Rodrigues
Title:	Director

Schedule A

The Sigma-Tau Group

SIGMA-TAU FINANZIARIA S.P.A.

DEFIANTE FARMACEUTICA S.A.

APTAFIN S.P.A.

CHAUMIERE-CONSULTADORIA E SERVICOS, SOCIEDADE UNIPESSOAL, LDA

PAOLO CAVAZZA

CLAUDIO CAVAZZA